Exhibit 23
W. R. Berkley Corporation Profit Sharing Plan
Consent of Independent Registered Public Accounting Firm

Profit Sharing Plan Administrative Committee
W. R. Berkley Corporation Profit Sharing Plan:
We consent to the incorporation by reference in the Registration Statement No. 33-88640 on Form S-8 of W.R. Berkley Corporation of our report dated June 20, 2013 with respect to the statements of net assets available for plan benefits of the W.R. Berkley Corporation Profit Sharing Plan (the Plan) as of December 31, 2012 and 2011, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2012, and the related supplemental schedules, Schedule H, line 4i — schedule of assets (held at end of year) — December 31, 2012 and Schedule H, line 4a — schedule of nonexempt transactions for delinquent participant contributions — year ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Plan.
/s/ KPMG LLP
New York, New York
June 20, 2013